600 Albany St.  ·  Dayton, OH   45408

Investor and media contact:

937.221.1000  ·  937.221.1486 (fax)

Robert J. Cestelli  ·  937.221.1304

www.standardregister.com

robert.cestelli@standardregister.com

For Release on February 20, 2009 at 8 a.m. EST

Standard Register Reports Increased Net Earnings and

Cash Flow for the Fourth Quarter and Full Year 2008

Board reduces dividend, citing capital preservation and strategic investment priorities in today’s extraordinary economy

DAYTON, Ohio (February 20, 2009) – Standard Register (NYSE: SR) today reported its fourth quarter and total year 2008 results.

Results of Operations

For the fourth quarter, net income was $0.8 million or $0.03 per share, compared to a prior year net loss of $4.0 million or $0.14 per share.  Revenue for the quarter was $196.1 million, down 10.3 percent versus the same period of 2007 with approximately 70 percent of the decrease attributed to unit decreases or pricing concessions related to the poor economic conditions.  The revenue decrease translated into reduced gross margins, but SG&A expenses were significantly lower – primarily due to lower non-cash amortization and settlement charges related to past years’ actuarial pension losses.

For the year, net income was $6.8 million or $0.24 per share, versus a net loss last year of $7.3 million and $0.25 per share.  Revenue was $791.1 million, down 8.6 percent from the $865.4 million reported in 2007.  Management attributes approximately three-fourths of the decrease to weakness in the economy.  The manufacturing cost reduction program undertaken in mid-2007 enabled the Company to report a modest improvement in the percentage gross margin for the year, despite the lower revenue.

-more-

SG&A expenses were lower in the current year as a result of both the mid-2007 cost reduction initiative and the late 2008 restructuring, which established a lower expense base for 2009.  SG&A expenses for the year were also substantially lower due to the aforementioned decrease in pension amortization and settlement charges.

Cash flow from operations for the year was strong at $61.7 million and well above the prior year’s $33.1 million, primarily as a result of improved working capital management.  Net debt [total debt less cash] ended the year at $33.7 million, compared to $51.3 million at the outset of the year, reflecting the year’s net positive cash flow of $17.6 million after capital expenditures, dividends, and pension funding.

Strategy

Several actions are being taken early in 2009 as a result of planning undertaken last year under then COO Joe Morgan.  “We reviewed our portfolio, customer relationships, and market conditions and concluded that we have a number of significant opportunities and, like everyone else, a few challenges,” said Joe Morgan, now president and CEO.

“We have maintained our underlying operating margins, despite lower sales, by managing our costs during what has been a challenging period for our industry.  Cash flow has also been strong over the years, enabling us to reduce net debt to a modest $34 million at year-end 2008,” added Morgan.

“Our clear challenge is to grow the top-line.  Our analysis of our revenue decrease for 2008 indicates that the weakening economy reduced revenue 6.5 percent and that technology and other outside influences reduced it by an additional 2.3 percent.  The pace of technology advancement, in particular the move toward digital, will undoubtedly persist into the future and continue to impact many of our traditional products,” said Morgan.

“Our strategic planning work produced a central thesis:  That an intense focus on a few vertical markets with growth potential, where we have existing industry expertise and integrated solutions valued by customers, will ultimately lead to growth in revenue and earnings,” said Morgan.

Those markets are healthcare, industrial products manufacturing, and selected segments of the larger commercial marketplace.  The largest three markets accounted for 70% of 2008 revenue.  For the year, the Company signed 53 new contracts [each in excess of $250,000 annually] – an increase of 23 percent over the prior year, with the majority in the healthcare and industrial segments.

In a break with the past, the Company is organizing its marketing, sales, R&D, and in some cases manufacturing and support resources by major target market.  “We believe that our approach will achieve focus, accountability, and the right environment for prudent risk-taking and growth – without losing the productivity and cost savings we have fought hard for,” added Morgan.

-more-

Dividend

At its February meeting, the Board of Directors stated its intention to reduce the quarterly dividend from $0.23 per share to $0.05 per share in the second quarter.  The Board expects to formally declare the second quarter dividend in its April board meeting and will consider subsequent dividend payments on a quarter by quarter basis in accordance with its normal practice. This will have no impact on the payment of the $0.23 quarterly dividend declared in December 2008, which will be paid on March 6, 2009 to shareholders of record as of February 20, 2009.

This decision was made after giving extensive and careful consideration to the current economic environment and the Company’s strategy, equity position, and near term capital needs.

The Company’s core strategy is to provide document management services to vertical markets where it can maintain a leadership position by virtue of its industry expertise, tailored solutions, and high levels of service.  The Company’s primary markets are healthcare, industrial products manufacturing, and selected sectors within the broader commercial marketplace.

“The Company believes these markets have long-term growth potential and will prove to be relatively resilient, even in difficult times,” said Morgan.  “In many cases, our products and services are essential to our customers’ everyday operations, providing us with a stable source of cash flow.  Our markets are undergoing technological change, however, and we must not shrink from investing in the people, products, and technologies necessary for us to continue to be the partner of choice to our customers.”

Despite the profitable fourth quarter, the Company’s equity position decreased by $75 million in the fourth quarter, ending the year at $35 million.  This decrease was primarily the result of actuarial pension losses brought about by the quarter’s “perfect storm” – a dramatic drop in stock market values which decreased trust assets, and a drop in long-term interest rates which increased the pension liability.  Pension gains and losses [after tax] are recorded directly to equity at year-end on a mark-to-market basis.

Further reductions in the level of shareholders’ equity could limit the ability of the Company to declare dividends in the future.  Under Ohio law, a company cannot declare a dividend in excess of its “Surplus” – the difference between total shareholders’ equity and the par value of outstanding shares.  The Company’s Surplus was $6.2 million at year-end.

As for the Company’s pension, contributions to the plan have averaged $20 million over the last four years and $25 million is planned for 2009.  Current estimates call for a modest step-up in funding in subsequent years, assuming no significant actuarial gains or losses going forward.

-more-

“The Board of Directors is mindful of the value its shareholders place on the Company’s dividends and is cognizant of its long-standing record in this regard,” said David Clarke III, chairman of the board.  “Cash flow has been more than adequate to fund the dividend over the last five years, as evidenced by the $14 million decrease in our net debt over that period.  Moreover, our net debt stood at just $34 million at year-end.”

“During this extraordinary time, however, it is the board’s opinion that capital preservation and prudent investments in pursuit of the strategy best serves the Company’s long-term interests.  We will continue to evaluate the situation and look forward to improved economic conditions and financial performance that will warrant an adjustment to the dividend,” added Clarke.

Conference Call

Standard Register’s president and chief executive officer Joseph P. Morgan and chief financial officer Craig Brown will host a conference call at 11 a.m. EST on February 20, 2009, to review the fourth quarter and year-end results.  The call can be accessed via an audio web cast which is accessible at:  http://www.standardregister.com/investorcenter.

Presentation of Information in This Press Release

This press release presents information that is non-GAAP.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included not in accordance with generally accepted accounting principles.  The presentation of non-GAAP information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.  In particular, we will segregate and highlight cash flows related to restructuring and contributions to our qualified pension plan, both of which are carefully monitored by management and have a significant and variable impact on cash flow.  In addition, because our outstanding debt is borrowed under a revolving credit agreement which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivable balances and letters of credit), we measure cash flow performance prior to debt borrowing or repayment.  In effect, we evaluate cash flow as the change in net debt (total debt less cash and cash equivalents).

About Standard Register

Standard Register is a premier document services provider, trusted by companies to manage the critical documents they need to thrive in today’s competitive climate. Employing nearly a century of industry expertise, Lean Six Sigma methodologies and other leading technologies, the company helps organizations increase efficiency, reduce costs, mitigate risks, grow revenue and meet the challenges of a changing business landscape.

-more-

It offers document and label solutions, technology solutions, consulting and print supply chain services to help clients manage documents throughout their enterprises. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This report includes forward-looking statements covered by the Private Securities Litigation Reform Act of 1995.  Because such statements deal with future events, they are subject to various risks and uncertainties and actual results for fiscal year 2009 and beyond could differ materially from the Company’s current expectations.

Forward-looking statements are identified by words such as “anticipates,” “projects,” “expects,” “plans,” “intends,” “believes,” “estimates,” “targets,” and other similar expressions that indicate trends and future events.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, variation in demand and acceptance of the Company’s products and services, the frequency, magnitude and timing of paper and other raw-material-price changes, general business and economic conditions beyond the Company’s control, timing of the completion and integration of acquisitions, the consequences of competitive factors in the marketplace, cost-containment strategies, and the Company’s success in attracting and retaining key personnel.  Additional information concerning factors that could cause actual results to differ materially from those projected is contained in the Company’s filing with The Securities and Exchange Commission, including its report on Form 10-K for the year ended December 28, 2008.  The Company undertakes no obligation to revise or update forward-looking statements as a result of new information since these statements may no longer be accurate or timely.

###

		THE STANDARD REGISTER COMPANY

Fourth Quarter		STATEMENT OF OPERATIONS	Y-T-D
13 Weeks Ended	13 Weeks Ended	(Dollars in thousands, except per share amounts)	52 Weeks Ended	52 Weeks Ended
28-Dec-08	30-Dec-07		28-Dec-08	30-Dec-07

$196,056	$218,551	TOTAL REVENUE	$791,076	$865,432

135,765	148,395	COST OF SALES	540,274	593,118

60,291	70,156	GROSS MARGIN	250,802	272,314

		COSTS AND EXPENSES
53,321	75,310	Selling, general and administrative	228,346	273,957
-	214	Asset Impairment	164	(439)
2,878	276	Restructuring	5,621	7,996

56,199	75,800	TOTAL COSTS AND EXPENSES	234,131	281,514

4,092	(5,644)	INCOME (LOSS) FROM CONTINUING OPERATIONS	16,671	(9,200)

		OTHER INCOME (EXPENSE)
(449)	(1,031)	Interest expense	(2,220)	(3,763)
114	36	Other income	285	208
(335)	(995)	Total Other Expense	(1,935)	(3,555)

		INCOME (LOSS) FROM CONTINUING OPERATIONS
3,757	(6,639)	BEFORE INCOME TAXES	14,736	(12,755)

2,961	(2,615)	Income Tax (Benefit) Expense	7,905	(5,176)

796	(4,024)	NET INCOME (LOSS) FROM CONTINUING OPERATIONS	6,831	(7,579)

		DISCONTINUED OPERATIONS
	(2)	Loss from discontinued operations, net of taxes	-	(752)
1	11	Gain on sale of discontinued operations, net of taxes	5	1,026

$797	($4,015)	NET INCOME (LOSS)	$6,836	($7,305)

28,778	28,721	Average Number of Shares Outstanding - Basic	28,759	28,684
28,784	28,721	Average Number of Shares Outstanding - Diluted	28,774	28,684

		BASIC AND DILUTED INCOME (LOSS) PER SHARE
0.03	($0.14)	Income (loss) from continuing operations	$0.24	($0.26)
-	-	Loss from discontinued operations	-	(0.03)
-	-	Gain on sale of discontinued operations	-	0.04
$0.03	($0.14)	Net income (loss) per share	$0.24	($0.25)

$0.23	$0.23	Dividends Paid Per Share	$0.92	$0.92

		BALANCE SHEET
		(In Thousands)	28-Dec-08	30-Dec-07

		ASSETS
		Cash & Short Term Investments	$282	$697
		Accounts Receivable	112,810	130,212
		Inventories	38,718	45,351
		Other Current Assets	22,060	22,523
		Total Current Assets	173,870	198,783

		Plant and Equipment	102,071	110,975
		Goodwill and Intangible Assets	7,752	7,861
		Deferred Taxes	114,121	82,272
		Other Assets	15,563	21,075

		Total Assets	$413,377	$420,966

		LIABILITIES AND SHAREHOLDERS' EQUITY
		Current Portion Long-Term Debt	$159	$21
		Current Liabilities	87,296	87,342
		Deferred Compensation	8,362	12,010
		Long-Term Debt	33,840	51,988
		Retiree Healthcare	8,063	19,496
		Pension Liability	235,457	133,553
		Other Long-Term Liabilities	5,231	5,177
		Shareholders' Equity	34,969	111,379

		Total Liabilities and Shareholders' Equity	$413,377	$420,966